Exhibit 99.1

Apex Clearing Recognized by Fast Company as One of the World’s Most Innovative Companies

DALLAS, TX (March 10, 2021) – Apex Clearing Corporation (“Apex” or the “Company”), the fintech for fintechs powering innovation and the future of digital wealth management, today announced that it has been named to Fast Company’s esteemed annual list of the ‘World’s Most Innovative Companies’ in 2021 in the category of finance.

“At Apex, we are committed to creating technology-based solutions that enable more people to have access to and participate in financial services, which is an increasing need we witnessed over the past year,” said William Capuzzi, Chief Executive Officer of Apex. “Apex, at its core, is the deeply embedded, trusted technology partner and infrastructure powering the next wave of innovation, financial freedom and markets access for all. We uphold ourselves to spurring more transformation both as a company and for the industry at-large for years to come. We thank Fast Company for recognizing our contributions to the industry, and we are confident that the best is truly yet to come for Apex.”

Apex is the fast, secure and reliable digital custody and clearing platform driving the modernization of the financial services industry. Apex empowers its clients, which include online brokerages, traditional wealth managers, wealth-tech, professional traders, and consumer brands, among others, with instant account opening and funding, execution of trades across a wide array of asset classes, streamlined digital asset movements, as well as trade settlement and the safekeeping of customer assets.

The company is a proven industry leader in product development and client experience so that anyone, regardless of their level of capital, can invest. In 2020, Apex Clearing processed 450 million trades, and over 68 million trades in the month of January 2021 alone. The Company currently serves over 200 clients globally, representing more than 13 million customer accounts, 3.2 million of which have been opened in 2021 and more than 1 million of which represent newly opened accounts for crypto assets.

On February 22, 2021, Apex Clearing Holdings LLC, the holding company of Apex Clearing Corporation, entered into a definitive merger agreement with Northern Star Investment Corp. II (NYSE: NSTB), a publicly traded special purpose acquisition company. As a result, Apex is expected to become a publicly listed company on the New York Stock Exchange under the new ticker symbol, “APX”.

The World’s Most Innovative Companies is Fast Company’s signature franchise to highlight the most groundbreaking businesses across the globe and industries. It provides both a snapshot and a road map for the future of innovation across the most dynamic sectors of the economy.

“In a year of unprecedented challenges, the companies on this list exhibit fearlessness, ingenuity, and creativity in the face of crisis,” said Fast Company Deputy Editor David Lidsky, who oversaw the issue with Senior Editor Amy Farley.

To coincide with the issue launch, Fast Company will host its inaugural Most Innovative Companies Summit on March 9 and 10. This virtual multiday summit will celebrate the Most Innovative Companies in business, provide an early look at major business trends, and offer the inspiration and practical insights on what it takes to innovate in 2021. Fast Company’s Most Innovative Companies issue (March/April 2021) is now available online here, as well as in app form via iTunes and on newsstands beginning March 16, 2021. The hashtag is #FCMostInnovative.

ABOUT APEX CLEARING CORPORATION

Apex Clearing Corporation is the fintech for fintechs powering innovation and the future of digital wealth management. Our proprietary enterprise-grade technology delivers speed, efficiency, and flexibility to firms ranging from innovative start-ups to blue-chip brands focused on transformation to capture a new generation of investors. We help our clients provide the seamless digital experiences today’s consumers expect with the throughput and scalability needed by fast-growing, high-volume financial services businesses. Founded in 2012, Apex Clearing is registered with the SEC, a member of FINRA and a participant in SIPC.

For more information, visit the Apex Clearing website, and follow the company on Instagram, LinkedIn, and Twitter.

ABOUT FAST COMPANY

Fast Company is the only media brand fully dedicated to the vital intersection of business, innovation, and design, engaging the most influential leaders, companies, and thinkers on the future of business. The editor-in-chief is Stephanie Mehta. Headquartered in New York City, Fast Company is published by Mansueto Ventures LLC, along with our sister publication Inc., and can be found online at www.fastcompany.com.

CONTACTS

Investors:

(214) 765-1595

IR@Apexclearing.com

Media:

Jonathan Gasthalter/Carissa Felger

Gasthalter & Co.

(212) 257-4170

ApexClearing@gasthalter.com